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                                                                    EXHIBIT 99.4

                                                                           DRAFT


                               EXCHANGE AGENT AGREEMENT

                                    April __, 1997


IBJ Schroder Bank & Trust Company
One State Street
New York, NY 10004

Attention:  Reorganization Department

         NXS Acquisition Corp., a Delaware corporation ("Newco") and a subsidiary of KKR 1996 Fund L.P. (the "Partnership"), and Amphenol Corporation, a Delaware corporation (the "Company" or "Amphenol"), have entered into an Agreement and Plan of Merger, dated as of January 23, 1997, as amended by an amendment dated as of April 9, 1997 (as the same may be further amended, the "Merger Agreement"), pursuant to which Newco will be merged with and into the Company (the "Merger"), with the Company to be the surviving corporation. At the Effective Time of the Merger, subject to certain provisions as described in the Merger Agreement with respect to shares owned, directly or indirectly, by the Company or any subsidiary of the Company, or by the Partnership, Newco or any subsidiary of the Partnership, and with respect to fractional shares and Dissenting Shares, (i) each share of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock") issued and outstanding (other than Electing Shares, as defined below) will be converted into the right to receive in cash from Amphenol following the Merger an amount equal to $26.00 (the "Cash Election Price") and (ii) each issued and outstanding share of Company Common Stock with respect to which an election has been made and not withdrawn in accordance with the Merger Agreement (an "Electing Share") will be converted into the right to retain one fully paid and nonassessable share of Company Common Stock (a "Non-Cash Election Share"). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

         The Merger Agreement and the Proxy Statement/Prospectus dated ___________, 1997 (the "Proxy Statement") (which constitutes a part of a Registration Statement on Form S-4 of the Company with respect to 4,400,000 shares of the Company Common Stock) and the related proxy cards and Non-Cash Election Form have previously been delivered to you.

         You have agreed to act as exchange agent (the "Exchange Agent") in connection with the Merger in accordance with the terms of the Merger Agreement, the Proxy Statement and this Exchange Agent Agreement (this "Agreement"). Without limiting the generality of the preceding sentence, your specific responsibilities as Exchange Agent shall be as follows:

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         1. PRORATION OF NON-CASH ELECTION SHARES.   The Company hereby
    notifies you that the Non-Cash Election Number referred to in Section 2.03 of the Merger Agreement is 4,400,000. If the number of Electing Shares exceeds the Non-Cash Election Number, then (i) the number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor (the "Non-Cash Proration Factor") determined by dividing the Non-Cash Election Number by the total number of Electing Shares and (ii) such number of Electing Shares will be so converted. All Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among shareholders who made the election to retain Non-Cash Election Shares, pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares.

         If the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Company Common Stock in accordance with the Merger Agreement, (ii) additional shares of Amphenol Common Stock, other than Electing Shares, will be converted into the right to retain Non-Cash Election Shares, which number of additional shares shall be determined by multiplying the total number of shares, other than Electing Shares and Dissenting Shares, by a proration factor (the "Cash Proration Factor") determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of shares of Amphenol Common Stock, other than Electing Shares and Dissenting Shares, and (iii) such additional shares of Amphenol Common Stock shall be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement (on a consistent basis among shareholders who held shares of Amphenol Common Stock as to which they did not make the Non-Cash Election, pro rata to the number of shares as to which they did not make such election).

         2. MERGER CONSIDERATION. As soon as reasonably practicable as of or after the Effective Time of the Merger:

         (a) The Company shall deliver to the transfer agent and registrar for the Company Common Stock (the "Company Transfer Agent"), duly executed certificates for Company Common Stock to be countersigned and re-issued as Non-Cash Election Shares.

         (b) Upon or as soon as practicable after the Effective Time of the Merger, the Company (either directly, or indirectly through its financing sources) shall deposit or

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    cause to be deposited in an Escrow Account, pursuant to an Escrow
    Agreement, dated as of __________, 1997 (the "Escrow Agreement"), between _______________ (the "Escrow Agent"), IBJ Schroder Bank & Trust Company and the Company, immediately available funds (the "Escrow Fund") in an aggregate amount equal to the product of (i) the Cash Election Price and
    (ii) each issued and outstanding share of Company Common Stock (other than Electing Shares) converted through election or proration into the right to receive the Cash Election Price pursuant to Section 2.01(c) of the Merger Agreement. Pursuant to the Escrow Agreement, the Escrow Fund shall be held in a segregated account the principal of which is held for the benefit of the holders of each issued and outstanding share of Company Common Stock (other than Electing Shares) converted through election or proration into the right to receive the Cash Election Price pursuant to Section 2.01(c) of the Merger Agreement. Any interest and other income with respect to the Escrow Fund shall be paid to the Company as and when requested by the Company. Amounts other than such interest and other income shall be withdrawn from the Escrow Fund by the Exchange Agent to make cash payments pursuant to the Merger Agreement in respect of shares of Company Common Stock in accordance with Section 6 below or any required tax withholdings. The Exchange Agent shall not use the Escrow Fund for any other purpose unless specifically so directed by the Company in writing. Pursuant to the Escrow Agreement, the Escrow Fund shall terminate, and all funds therein will be remitted to the Company, upon either (i) the earlier of (a) delivery by the Exchange Agent of the entire principal amount of the Escrow Fund pursuant to this Agreement and (b) October __, 1997 or (ii) such date following October __, 1997 but no later than April __ 1998, as shall be communicated in writing by the Company to the Escrow Agent (such date, the "Escrow Termination Date").

         (c) In the event the Escrow Agreement is terminated, from the Escrow Termination Date until April __, 1998, the Exchange Agent shall make cash payments from funds received for such purpose by the Exchange Agent pursuant to the Merger Agreement (the "Post-Escrow Payments") to holders of Company Common Stock in respect of shares of Company Common Stock in accordance with Section 6 below or any required tax withholdings. Until April __, 1998, the Company shall make weekly remittances to the Exchange Agent in an amount sufficient, as communicated to the Company by the Exchange Agent, to satisfy the Post-Escrow Payments.

         3. NON-CASH ELECTION FORM. Attached hereto as Exhibit A-1 is a Non-Cash Election Form (the "Form of Election") to be used by holders of shares of Company Common Stock who elect to retain Non-Cash Election Shares.

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                                                                              4


         4. TRANSMITTAL LETTER. Attached hereto as Exhibit B-1 is a Letter of Transmittal (the "Transmittal Letter") to be used by holders of shares of Company Common Stock (other than holders who properly submit Forms of Election with respect to such shares) to surrender such shares (and the certificates evidencing such shares) in exchange for the Cash Election Price. Promptly following the closing of the Merger, Company shall notify you that the Effective Time of the Merger has occurred. As soon as reasonably practicable thereafter, you shall address and mail and otherwise make available the Transmittal Letter to each holder of shares of Company Common Stock as of the Effective Time of the Merger (other than holders who properly submit Forms of Election with respect to such shares).

         5. EXAMINATION OF DOCUMENTS. (a) Upon receipt thereof, you agree to examine Forms of Election, Transmittal Letters, certificates representing shares of Company Common Stock ("Certificates") and other documents delivered to you by or for holders of Company Common Stock in connection with such Forms of Election and/or Transmittal Letters to ascertain whether
    (i) such Forms of Election and/or the Transmittal Letters are duly executed and properly completed in accordance with the instructions set forth therein (including, in the case of Forms of Election, whether such Forms have been received by you by 5:00 p.m., New York city time, on April __, 1997 (the "Election Deadline")), (ii) the Certificates are in proper form for surrender and (iii) any other required documents submitted to you are in proper form. In addition, you are to examine surrendered Certificates to ascertain whether any stop transfer orders are in effect with respect thereto.

         (b) If a Form of Election or Transmittal Letter or other document has been improperly executed or completed, or is otherwise not in proper form or is subject to any other irregularity (including any irregularity relating to a stop transfer order), you are to take such action as you deem appropriate to notify the tendering stockholder of such irregularity and to request that such irregularity be corrected; PROVIDED, that with respect to any irregularity in or relating to a Form of Election of which you become aware following the Election Deadline, you shall notify the stockholder who submitted such Form of Election of such irregularity, shall advise such stockholder in such notice to execute and complete a Transmittal Letter in order to receive the Cash Election Price in the Merger and shall provide such stockholder with a Transmittal Letter. If any such irregularity is not corrected within a reasonable period of time after you notify the tendering stockholder of such irregularity, you are to notify the Company and await further written instructions from Company. The Company reserves the right to waive any defect or irregularity in


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                                                                              5


    the form of delivery of Certificates and accompanying Forms of Election and/or Transmittal Letters.

         6. PAYMENT OF THE MERGER CONSIDERATION.

         (a) As soon as practicable following the Effective Time of the Merger, you shall, with respect to each Electing Share converted through election or proration into the right to receive Non-Cash Election Shares pursuant to
    Section 2.01(c) of the Merger Agreement, (i) arrange for the issuance by the Company Transfer Agent and the delivery of stock certificates in the name of the person or persons entitled thereto representing the number of WHOLE shares of Company Common Stock issuable in respect of such shares pursuant to the Merger Agreement (it being understood that no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates representing shares of Company Common Stock), (ii) arrange for the sale of the shares of Company Common Stock representing such fractional interests and (iii) subject to the effect of any applicable laws, distribute the net proceeds from such sale (following the deduction of applicable transaction costs) to the holders of shares of Company Common Stock entitled thereto pursuant to the Merger Agreement.

         (b) As soon as practicable following the Effective Time of the Merger, you shall, with respect to shares of Company Common Stock (other than Electing Shares converted into the right to receive Non-Cash Election Shares pursuant to Section 2.01(c) of the Merger Agreement), upon receipt of the Certificate(s) covering such shares, together with a duly executed and completed Transmittal Letter and any other required documents with respect to such shares, make the cash payment in respect of each such Electing Share required pursuant to the Merger Agreement on a basis consistent with the requirements of the Merger Agreement and the Form of Election related to such Electing Share. Each such cash payment shall be made with funds withdrawn from the Escrow Fund.

         (c) You will execute and deliver to the Company Transfer Agent, at least twice weekly, a written notice and appropriate computer materials indicating the certificates for Company Common Stock necessary for payment of the Merger Consideration and setting forth the number of shares to be represented by each such certificate and the name in which each certificate should be issued.

         (d) No interest shall be paid to holders of shares of Company Common Stock on or with respect to any amount payable upon surrender of Certificates in respect thereof. Insofar as required by any governmental agency or authority, you shall provide all information and file all forms or

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                                                                              6


    returns with regard to the payments made pursuant to this Agreement, including, without limitation, information and forms and returns relating to income taxes.

         7. RECORDS OF COMPANY COMMON STOCK RECEIVED. Unless otherwise required pursuant to this Agreement, all Forms of Election and Transmittal Letters (and related documentation) shall be recorded by you as to date and time of receipt and shall be preserved and retained by you, subject to
    Section 13 hereof.

         8. CANCELLATION OF SHARES; NOTATION. Upon delivering the Merger Consideration in exchange for any Shares, you shall cancel or arrange for the cancellation of all such Shares and related Certificates, and such Certificates shall be retained by you pending further instructions from the Company.

         9. LOST CERTIFICATES. After the Effective Date of the Merger, if any holder of Company Common Stock shall report to you that his failure to surrender Certificates registered in his name is due to the loss, misplacement or destruction of such Certificates, you shall require such holder to furnish an appropriate affidavit of loss and a bond of indemnity of a recognized surety company, which shall include indemnification of you, the Company and all transfer agents and registrars of Company Common Stock and Company Common Stock, all in such form as shall have been approved by counsel for the Company. Upon receipt by you of the foregoing, you are authorized to transmit the Merger Consideration to such holder without surrender by him of Certificates. You will promptly comply with any requests from or on behalf of the Company for current information concerning the number of shares covered by Forms of Election.

         10. REQUEST FOR INFORMATION. You will comply with telephone requests for information with respect to Forms of Election, Transmittal Letters, Certificates, the surrender of shares of Company Common Stock and payment therefor; PROVIDED, that any telephone or written request for information concerning dissenters' rights shall be referred to the Company. In addition, you will transmit by telephone, and promptly thereafter confirm in writing to, such persons as Company may designate, any information which such persons reasonably request.

         11. DISSENTING SHARES. Following the Effective Time of the Merger, the Company shall notify you of the names of holders of shares of Company Common Stock who have preserved, and the number of shares of Company Common Stock with respect to which there have been preserved, statutory rights of dissenting stockholders. If you receive certificates representing shares of Company Common Stock

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                                                                              7


    owned by any such holders you are authorized to, and you shall, after consultation with Company, endorse or stamp such certificates with a statement that such shares are Dissenting Shares and the certificates shall be returned to such holders. To the extent that shares of Company Common Stock as to which dissenters' rights have been demanded are deemed to be converted into the Merger Consideration pursuant to Section 2.01(d) of the Merger Agreement, Company shall promptly notify you of the names of the holders of such shares and number of shares deemed to be so converted, and you shall, as soon as practicable upon receipt of Transmittal Letters and certificates with respect to such shares, deliver to the holders thereof the Merger Consideration in accordance with the Merger Agreement.

         12. EXCHANGE AGENT FEES. For your services as Exchange Agent hereunder, Company shall pay you the fees set forth in Exhibit C. Company shall also reimburse you for your reasonable out-of-pocket expenses incurred in connection with your services hereunder after submission to the Company of an itemized statement in reasonable detail.

         13. TERMINATION. Promptly following the date which is one year after the Effective Time of the Merger, upon request of the Company, you shall deliver to the Company all cash, Certificates, stock lists and stock records of the Company and other instruments in your possession relating to the transactions described herein, accompanied by an accounting for all payments made by you pursuant to this Agreement, and your duties shall thereupon terminate. If any Certificates are surrendered to you for payment after such termination, you will promptly forward such Certificates, together with the related Transmittal Letters and any other documents, to the Company, or as the Company may otherwise direct.

         14. INDEMNITY, ETC. (a) We agree to indemnify you for, and to hold you harmless from any and all reasonable costs and expenses (including reasonable fees and expenses of counsel) that may be paid or suffered by you or to which you may become subject without gross negligence, willful misconduct or bad faith on your part in the performance of your duties as Exchange Agent, or as a result of defending yourself against any claim or liability resulting from your actions as Exchange Agent pursuant hereto. Anything in this agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but no limited to lost profits), even if you have been advised of the likelihood of such loss or damage and regardless of the form of action.

         (b) In no case shall the Company be liable under this indemnity with respect to any claim against you unless the

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    Company shall be notified by you, by letter or by cable or telex confirmed by letter, of the written assertion of a claim against you or of any action commenced against you, promptly after you shall have received any such written assertion of a claim or shall have been served with the summons or other first legal process giving information as to the nature and basis of the claim, but failure to so notify the Company shall not relieve the Company from any liability which it may have otherwise than on account of this Section 14, except to the extent that such failure prejudices the Company's rights with respect to such claim. The Company shall be entitled to participate at its own expense in the defense of any such claim, and if the Company so elects at any time after receipt of such notice, it shall assume the defense of any suit brought to enforce any such claim. In the event of such assumption, the Company shall not be liable for any fees and expenses of counsel thereafter incurred by you. In the event, however, that it is determined and expressed in the written opinion of your counsel that having common counsel or counsel selected by the Company would present such counsel conflict of interest or there are alternative defenses available to you which are incompatible with those of or unavailable to the Company, then you may employ separate counsel to represent and defend you with respect to such claim.

         15. VERIFICATION. You shall have the right but no obligation to submit each calculation made by you pursuant to Sections 1, 2, 3, 6 and 11 of this Agreement in writing to the Company for verification. The Company shall verify in writing each such calculation so submitted to it to you. You shall have full authorization and protection for any action taken in reliance on a calculation which has been so verified.

         16. CERTAIN RIGHTS.   You shall: (a) have no duties or obligations
    other than those specifically set forth herein; (b) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of (i) the Merger, (ii) any certificates or documents prepared by the Company in connection with the Merger or (iii) any signatures or endorsements, other than your own; (c) not be obligated to take any legal action hereunder that might, in your reasonable judgment, involve any expense or liability, unless you have been furnished with reasonable indemnity by the Company; (d) be able to rely on and shall be protected in acting on the written or oral instructions with respect to your actions as Exchange Agent specifically covered by this Agreement, of any officer of the Company; (e) be able to rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to you and believed by you reasonably and in good faith to be genuine and to have been signed by the proper party or parties; (f) not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement and shall have no responsibility with respect to the use or application of any property delivered by you pursuant to the provisions hereof; (g) be able to

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                                                                              9


    consult with counsel satisfactory to you (including counsel for the Company) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with advice or opinion of such counsel; (h) not be called on at any time to advise, and shall not advise, any person as to the value of the consideration to be received; (i) not be liable for anything which you may do or refrain from doing in connection with this Agreement except for your own gross negligence, willful misconduct or bad faith; (j) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to you signed by the proper authority or authorities and, if your duties or rights are affected, unless you shall give your prior written consent thereto; (k) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act; (l) have the right to assume, in absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by you does not exist or has not occurred without incurring liability for any action taken or omitted, or any action suffered by you to be taken or omitted, in good faith or in the exercise of your best judgment, in reliance upon such assumption.

         17. DEPOSITORY TRUST COMPANY. You shall make arrangements with respect to delivery of shares of Company Common Stock and Certificates by The Depository Trust Company in connection with the Merger in accordance with your customary procedures for such transfer not inconsistent with the terms of this Agreement or custom and practice in the industry generally.

         18. FURTHER INFORMATION. Should you have any questions which are not covered by these instructions, you will consult with representatives of Newco and act in accordance with their instructions.

         19. NOTICES. All notices and other communications hereunder shall be delivered to the respective parties at the following addresses:

         If to the Company:  Amphenol Corporation
                             358 Hall Avenue
                             Wallingford, Connecticut 06492
                             Attention:  Chief Financial Officer

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         If to the Exchange
         Agent:              IBJ Schroder Bank & Trust Company
                             One State Street
                             New York, NY 10004
                             Attention:  Reorganization
                                         Department

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         20. GOVERNING LAW.  This Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of New York, without regard to the conflicts of law rules thereof.

         Please confirm your agreement to act as Exchange Agent by signing in the space indicated below.

                                       Very truly yours,

                                       AMPHENOL CORPORATION



                                       By:
                                          -------------------------------
                                          Title:



         The undersigned hereby accepts its appointment as Exchange Agent on the terms set forth above as of the date first above written.


IBJ SCHRODER BANK & TRUST COMPANY



By:
   -------------------------
   Title: